  Exhibit 99.1
3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

      Lakeland Industries, Inc. Reports Fiscal 2019 Fourth Quarter and Year End Financial Results

RONKONKOMA, NY – April 16, 2019 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2019 fourth quarter and year ended January 31, 2019.

Fiscal 2019 Fourth Quarter Financial Results Highlights and Recent Developments

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Net sales for 4Q19 of $25.0 million, compared with 3Q19 of $24.0 million and 4Q18 of $25.2 million
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Gross profit for 4Q19 of $6.9 million, compared with 3Q19 of $8.3 million and 4Q18 of $9.9 million
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Gross margin as a percentage of net sales in 4Q19 was 27.7%, compared to 34.6% in 3Q19 and 39.4% in 4Q18
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Operating expenses of $8.4 million in 4Q19 were down from $8.7 million in 4Q18 but up from $7.3 million in 3Q19 due primarily to non-recurring items
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4Q19 sales, gross profit/margin and operating expenses were negatively impacted by enterprise resource planning (“ERP”) implementation
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Non-cash impairment charge and associated fees of $1.3 million included professional fees and litigation reserves due to an accrual associated with expected future labor claims in Brazil and a non-cash income tax expense of $0.6 million in connection with the 2017 Tax Cuts and Jobs Act (“Tax Act”) associated with the Global Intangible Low-taxed Income (“GILTI”) calculation
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Had a net loss of $(1.9) million or $(0.24) per basic share, compared with net loss of $(4.9) million or $(0.61) per basic share in 4Q18 and net income of $0.5 million or $0.06 per basic share in 3Q19

Annual Highlights

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Net sales for fiscal 2019 of $99.0 million, up from $96.0 million in fiscal 2018
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Sales growth in all international markets though experiencing significant pricing pressure and concerns over trade negotiations; US sales negatively impacted by delivery challenges associated with the ERP implementation and some delays with new product introduction
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Gross profit for fiscal 2019 of $33.9 million, as compared with $36.2 million in fiscal 2018
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Gross margin as a percentage of net sales in fiscal 2019 was 34.2%, down from 37.7% in fiscal 2018
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Operating expenses of $30.3 million in fiscal 2019 includes $0.4 million relating to additional costs for ERP implementation and $1.1 million for future litigation reserve due to an accrual associated with labor claims in Brazil, up from $27.7 million in fiscal 2018. Operating expenses reflect continued investment to support expanded reach into existing and new markets as well as product development.
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Operating expenses including costs for ERP implementation, professional fees and litigation reserve for expected future litigation associated with labor claims in Brazil, as a percentage of consolidated sales in fiscal 2019 were approximately 30.6% in FY19, as compared to 28.9% in FY18.
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Net income for fiscal 2019 of $1.5 million or $0.18 per basic shares compares with fiscal 2018 net income of $0.4 million or $0.06 per basic share, with each year including material one-time items and non-cash expenses.
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Capital expenditures for fiscal 2019 were $3.1, as compared with $0.9 million in fiscal 2018
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Cash of $12.8 million at the end of fiscal 2019 was up from $11.7 million at end of 3Q19 but decreased from $15.8 million at the beginning of the fiscal year due to capital expenditures for growth initiatives
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Total debt was $1.3 million at end of fiscal 2019, down from $1.5 million at end of 3Q19 and $1.7 million at the beginning of the fiscal year
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Stockholders’ equity at the end of fiscal 2019 increased by $0.4 million to $83.2 million from $82.8 million at the beginning of fiscal year
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$1.2 million was spent to acquire 105,648 shares as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.
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Considerable investments in digital transformation and global diversification
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ERP system installation and IT infrastructure improvements
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Vietnam manufacturing ramping up and pilot India facility
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Launch of new websites for nine global locations
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Amazon distribution platform expansion
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New product development targeting higher margin niche markets

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Fiscal 2019 was a year of total restructuring and significant development on a global scale with our progress on a consolidated basis marred most notably by the challenging costs and operational issues in connection with the implementation of an ERP system. Total revenues increased for a second year in a row driven by strength in all of our international operations, while the ERP system in the US led to lower domestic sales due to order processing and delivery delays. We ended the year with the highest level of revenues since 2011 excluding sales relating to emergency situations and began fiscal 2020 with a consolidated order backlog of $10.5 million.

“The ERP installation, which is being deployed in the US where we have about half of our total revenues, led to significant additional, mostly non-recurring expenses in fiscal 2019 as well as a degradation of margins due to associated delays and operational inefficiencies. We expect the domestic installation to be completed by mid-summer 2019, with full optimization to realize all of its intended benefits contributing favorably to our financial performance by January 2020. Beyond this critical program, we have been addressing our long-term cost structure with the buildout of our new manufacturing facilities in Vietnam and India. A new pilot facility has been created in India, while Vietnam has been our primary focus for new production capacity. In Vietnam, we invested nearly $2.0 million in equipment and added in excess of 500 manufacturing employees in fiscal 2019. By the end of the fiscal year 2021, we expect India to be equal to China in manufacturing headcount.

“As a result of the initiatives for adding lower cost manufacturing capacity and improving productivity with the ERP system, we experienced headwinds for our earnings of approximately $4 million in the most recently completed fiscal year. This includes additional inventory costs, temporary staff, lost or delayed revenues and the associated impact to margins, and increased salaries and other overhead for new manufacturing facilities that are not yet fully efficient. Looking ahead to fiscal 2020, we anticipate our financial results will benefit from these measures including the regaining of lost ground in the US and the continuation of growth for our international operations.”

“Lakeland ended fiscal 2019 with a strategic advantage through diversified manufacturing operations in Argentina, China, India, Mexico, the US and Vietnam. Our global workforce and management ranks increased to over 1,600 strong, up from 1,072 at the end of the prior year. The last six months of fiscal 2019 were very challenging with the ERP implementation as well as hiring and training hundreds of new manufacturing personnel and scores of other sales, distribution, administration and support staff. I would like to welcome our new members and thank all of our global team for their dedication to making Lakeland such a formidable player in the worldwide market for personal protective equipment. As we maintain our focus and leverage our strengths in fiscal 2020, we remain committed to increasing our global market share, bolstering our profitability measures and improving our balance sheet.”

Fiscal 2019 Fourth Quarter Financial Results

Net sales were $25.0 million for the three months ended January 31, 2019, as compared to $25.2 million for the three months ended January 31, 2018. On a consolidated basis for the fourth quarter of fiscal 2019, domestic sales were $12.3 million or 49% of total revenues and international sales were $12.7 million or 51% of total revenues. This compares with domestic sales of $12.3 million or 49% of the total, and internationals sales of $12.9 million or 51% of the total in the same period of fiscal 2018.

The Company experienced sales growth in all international markets though there were significant pricing pressures and concerns over trade negotiations which influenced volume. US sales were negatively impacted by delivery challenges associated with the ERP implementation and some delays with new product introduction into the marketplace. Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim were $5.2 million (excluding inter-company sales which are eliminated in consolidation). Canada sales were $2.2 million; UK and European sales were $2.1 million; Latin American sales were $1.7 million; Mexico sales were $0.8 million; and rest of world including Russia and Kazakhstan sales combined for $0.7 million. Sales in all major international operations experienced increases in the fourth quarter of fiscal 2019, which was partially offset by unfavorable foreign exchange currency translations for sales in China, Canada and other countries as reported in US dollars.

Gross profit decreased $3.0 million or 30.3% to $6.9 million for the three months ended January 31, 2019, from $9.9 million for the three months ended January 31, 2018. Gross profit as a percentage of net sales decreased to 27.7% for the three-month period ended January 31, 2019, from 39.4% for the three months ended January 31, 2018.  Gross margin in dollars and as a percentage of sales decreased primarily because of flat sales in the US and due to increased expenses across distribution and supply chain management associated with the implementation of the new ERP system and other non-related planning challenges.

Operating expense decreased 3.4% to $8.4 million for the three months ended January 31, 2019 from $8.7 million for the three months ended January 31, 2018. Operating expense as a percentage of net sales was 33.7% for the three months ended January 31, 2019 as compared with 34.8% for the prior year period. Operating expenses were negatively impacted by the write off of the Asset Held for Sale in Brazil in the amount of $0.2 million and a $1.2 million accrual for anticipated legal fees and litigation reserve for future suits in Brazil.

Operating loss of $(1.5) million for the three months ended January 31, 2019 compares to operating income of $1.2 million for the three months ended January 31, 2018. Operating margins were (6.0)% for the three months ended January 31, 2019, compared to 4.6% for the three months ended January 31, 2018.

Income tax expense was $0.4 million for the three months ended January 31, 2019 and included a non-cash charge of $0.6 million associated with the GILTI component of the Tax Act, as compared to an income tax expense of $6.1 million for the three months ended January 31, 2018 which included additional non-cash income tax expense of $5.1 million associated with the Company’s recognition of the effects of the 2017 Tax Cuts and Jobs Act (the “Tax Act”). The Company has the benefit of a tax credit from the worthless stock deduction relating to its exit from Brazil in fiscal year 2016, so there should be no cash taxes in the US for approximately the next two years, depending on profitability. Lakeland subsidiaries also may be required to pay local taxes on certain country operations where those operations were profitable on a local basis. Cash paid for foreign subsidiary taxes in the fourth quarter of fiscal 2019 was $0.3 million, as compared with $0.3 million in the same period of the prior year.

Net loss for the three months ended January 31, 2019 was $1.9 million or $0.24 per basic share, as compared to net loss of $4.9 million or $0.61 per basic share in the same period of 2018. The net losses for the fourth quarter of both years include one-time items and non-cash expenses mentioned above.

Fiscal 2019 Full Year Financial Results

Net sales increased to $99.0 million for the fiscal year ended January 31, 2019 compared to $96.0 million for prior year, an increase of 3.2%. On a consolidated basis, domestic sales were $49.9 million or 50% of total revenues and international sales were $49.1 million or 50% of total revenues. This compares with domestic sales of $50.0 million or 53% of the total, and international sales of $45.5 million or 47% of the total in fiscal 2018. Sales in the US decreased by approximately $.9 million or 1.6% while international sales increased $3.6 million or 7.9%.

Gross profit for fiscal 2019 was $33.9 million, a decrease of $2.3 million or 6.3% from $36.2 million in 2018. Gross margin as a percentage of net sales in fiscal 2019 was 34.2%, down from 37.7% in 2018. Operating expenses of $30.6 million in fiscal 2019 increased 9.4% from $27.7 million in 2018 while remaining at approximately 29% of sales in both years. Operating expenses were negatively impacted by the write off of the Asset Held for Sale in Brazil in the amount of $0.2 million and a $1.2 million accrual for anticipated legal fees and litigation reserve in Brazil. The Company continues to invest in its operations, including the hiring of new sales people, new product development, and new technologies to supports the implementation of its Amazon distribution platform as well as a global ERP system which will allow for improved operational efficiencies and cash management.

Operating income in fiscal 2019 of $3.6 million, which includes certain one-time expenses, was down from $8.5 million in 2018. All major sales generating operating regions contributed operating profit in fiscal year 2019, whereas all but Mexico were profitable in the prior year.

Income tax expense was $2.0 million for the year ended January 31, 2019 and included a non-cash charge of $0.6 million associated with the GILTI component of the Tax Act of 2017, as compared to an income tax expense of $7.9 million for the year ended January 31, 2018 which included additional non-cash income tax expense of $5.1 million associated with the Company’s recognition of the effects of the 2017 Tax Act. The Company has the benefit of a tax credit from the worthless stock deduction relating to its exit from Brazil in fiscal year 2016, so there should be no cash taxes in the US for approximately the next two years, depending on profitability. Lakeland subsidiaries also may be required to pay local taxes on certain country operations where those operations were profitable on a local basis. Cash paid for foreign subsidiary taxes in fiscal 2019 was $1.7 million, as compared with $1.3 million in the prior year.

Net income for fiscal 2019, which includes charges in Brazil and additional non-recurring spending on the ERP implementation and expanded manufacturing capacity, was $1.5 million or $0.18 per basic share, compared to net income of $0.4 million or $0.06 per basic share in 2018, which also includes one-time items and non-cash expenses for The Tax Act, impairment of the Asset Held for Sale and legal accrual for Brazil.

As of January 31, 2019, Lakeland had cash and cash equivalents of approximately $12.8 million and working capital of $65.1 million. Cash and cash equivalents decreased nearly $3.0 million from the beginning of the fiscal year, while working capital modestly decreased by $1.0 million. The Company’s $20 million revolving credit facility had a $0 balance as of January 31, 2019, unchanged from the end of the prior fiscal year. Total debt outstanding at January 31, 2019 was $1.3 million, down $0.4 million from $1.7 million at January 31, 2018.

The Company incurred capital expenditures of approximately $0.6 million during the fourth quarter of fiscal 2019. Capital expenditures for all fiscal 2019 were $3.1 million, up from $0.9 million in the prior year, with the increased level of capital expenditures primarily relating to the cost for a phased global rollout of a new ERP system and additional equipment in Vietnam and Mexico.

$1.2 million was spent to acquire 105,648 shares as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016. All purchases were made in the fourth quarter of fiscal 2019.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2019 fourth quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 844-602-0380 (Domestic) or 862-298-0970 (International). For a replay of this call through April 23, 2019, dial 877-481-4010, Pass Code 46017.

About Lakeland Industries, Inc.:

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into China, the European Economic Community (“EEC”), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS ($000’s) Except Share Information
ASSETS

	2019	2018
Current assets
Cash and cash equivalents	$12,831	$15,788
Accounts receivable, net of allowance for doubtful accounts of $434 and $480 at January 31, 2019 and 2018, respectively	16,477	14,119
Inventories	42,365	42,919
Prepaid VAT and other taxes	1,478	2,119
Other current assets	2,319	1,555
Total current assets	75,470	76,500
Property and equipment, net	10,781	8,789
Assets held for sale	-----	150
Deferred tax assets	7,267	7,557
Prepaid VAT and other taxes	176	310
Other assets	158	354
Goodwill	871	871
Total assets	$94,723	$94,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,214	$6,855
Accrued compensation and benefits	1,137	1,771
Other accrued expenses	2,825	1,384
Current maturity of long-term debt	158	158
Short-term borrowings	-----	211
Total current liabilities	10,334	10,379
Long-term portion of debt	1,161	1,312
Total liabilities	11,495	11,691
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 10,000,000 shares, Issued 8,475,929 and 8,472,640; outstanding 8,013,840 and 8,116,199 at January 31, 2019 and 2018, respectively	85	85
Treasury stock, at cost; 462,089 and 356,441 shares at January 31, 2019 and 2018, respectively	(4,517)	(3,352)
Additional paid-in capital	75,612	74,917
Retained earnings	14,300	12,841
Accumulated other comprehensive loss	(2,252)	(1,651)
Total stockholders' equity	83,228	82,840
Total liabilities and stockholders' equity	$94,723	$94,531

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS ($000’s) Except Share Information

	2019	2018
Net sales	$99,011	$95,987
Cost of goods sold	65,105	59,784
Gross profit	33,906	36,203
Operating expenses	30,341	27,726
Operating profit	3,565	8,477
Other income net	41	29
Interest expense	(125)	(163)
Income before taxes	3,481	8,343
Income tax expense	2,022	7,903
Net income	$1,459	$440
Net income per common share:
Basic	$0.18	$0.06
Diluted	$0.18	$0.06
Weighted average common shares outstanding:
Basic	8,111,458	7,638,264
Diluted	8,170,401	7,691,553

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES Operating Results ($000)
Reconciliation to GAAP Results (Unaudited)
	Year Ended January 31	Year Ended January 31,
	2019	2018
Net sales	$99,011	$95,987
Year over year growth	3.2%	-----
Gross profit	33,906	36,203
Gross profit %	34.2%	37.7%
Operating expenses	30,341	27,726
Operating expenses as a percentage of sales	30.6%	28.9%
Operating income	3,565	8,477
Operating income as a percentage of sales	3.6%	8.8%
Interest expense	125	163
Other Income, net	41	29
Pretax income	3,481	8,343
Income tax expense	2,022	7,903
Net income	$1,459	$440

Weighted average shares for EPS-Basic	8,111	7,638
Net income per share	$0.18	$0.06

Operating income	$3,565	$8,477
Depreciation and amortization	965	775
EBITDA	4,530	9,252
Equity Compensation	744	424
Adjusted EBITDA	$5,274	$9,676
Cash paid for taxes (foreign)	1,667	1,260
Capital expenditures	3,103	905
Free cash flow	$504	$7,511
TTM Adjusted EBITDA	$5,274	$9,676
TTM cash paid for taxes (foreign)	1,667	1,260
TTM capital expenditures	3,103	905
TTM free cash flow	$504	$7,511

Operating Results ($000)
Reconciliation of Non-GAAP Results (UNAUDITED)

	YearEnded	Year Ended
	January 31,	January 31,
	2019	2018

Net Income to EBITDA
Net Income	$1,459	$440
Interest	125	163
Taxes	2,022	7,903
Depreciation and amortization	965	775

Less Other income	(41)	(29)
EBITDA	$4,530	$9,252
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
Equity compensation	744	424

Adjusted EBITDA	$5,274	$9,676
(excluding non-cash expenses)
Adjusted EBITDA to Adjusted Free Cash Flow
(excluding non-cash expenses)
Adjusted EBITDA	$5,274	$9,676
(excluding non-cash expenses)
Cash paid for taxes (foreign)	1,667	1,260
Capital expenditures	3,103	905
Adjusted Free Cash Flow	$504	$7,511
(excluding non-cash expenses)